                                                                    Exhibit 99.1


     Warwick Valley Telephone Company (Nasdaq: WWVY; the "Company") announced today that it had agreed with DataNet Communications Group, Inc. (also known as Hudson Valley DataNet, "DataNet") and DCG Acquisition LLC, an affiliate of Quadrangle Capital Partners, LP (together with its affiliated funds, "Quadrangle"), to sell all of its shares in DataNet to DataNet for approximately $4.5 million less the Company's share of the transaction costs associated with DataNet's transaction with Quadrangle, described below. That share is currently estimated to be approximately $50,000. In addition, approximately $900,000 will be retained in escrow from the purchase price payable to the Company until May 1, 2005 (or later with respect to any amount relating to claims then pending) to secure certain indemnification obligations of DataNet under an agreement between DataNet, DCG Acquisition LLC, John Galanti and Quadrangle, pursuant to which Quadrangle will acquire a controlling interest in DataNet. The closing of the Company's sale of its shares in DataNet will occur in connection with the closing of Quadrangle's acquisition of the controlling interest in DataNet, which is currently anticipated to occur in late October 2004. The closing of Quadrangle's acquisition is subject to standard conditions. Amounts held in escrow and not required for the payment of any indemnification obligations will be paid over to the Company with interest when the escrow is terminated.